Exhibit 99.1

Media contact:

Lia Conrad

Rollins, Inc.

404-888-2575

lconrad@rollins.com

ROLLINS, INC. RECEIVES 2017 TOP WORKPLACES AWARD FROM

THE ATLANTA JOURNAL-CONSTITUTION

ATLANTA, March 26, 2017 – Rollins, Inc., has been awarded a 2017 Top Workplaces honor by The Atlanta Journal-Constitution. Rollins has been named to the list for the very first time. The Top Workplaces lists are based solely on the results of an employee feedback survey administered by WorkplaceDynamics, LLC, a leading research firm that specializes in organizational health and workplace improvement. Several aspects of workplace culture were measured, including alignment, execution and connection.

“This is such a terrific recognition for our company because it represents Rollins’ commitment to our employees, and ultimately to our customers,” said John Wilson President and COO of Rollins. “Our employees’ hard work and dedication serving customers each and every day provides a stable workplace for our team. We’ve always known we have the best employees and a top work environment, and now this recognition helps others in the community know that as well.”

Henry Anthony, Vice President of Human Resources at Rollins added, “Because our careers here comprise a large part of our day, we all like to spend that time working for a company of which we can certainly be proud. This recognition helps not only with employee retention but also with recruitment: we want ‘A’ players to join our team to ensure our Company continues to prosper into the next generation.”

“Oftentimes, people assume it’s all about fancy perks and benefits,” says Doug Claffey, CEO of WorkplaceDynamics. “But to be a Top Workplace, organizations must meet our strict standards for organizational health. Time and time again, our research has proven that what’s most important to employees is a strong belief in where the organization is headed, how it’s going to get there, and the feeling that everyone is in it together.”

To learn more about employment opportunities with Rollins, visit www.careers.rollins.com or call 404-888-2125.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.auwww.safeguardpestcontrol.co.uk, and www.rollins.com.

About WorkplaceDynamics, LLC

Headquartered in Exton, PA, WorkplaceDynamics specializes in employee feedback surveys and workplace improvement. This year alone, more than two million employees in over 6,000 organizations will participate in the Top Workplaces™ campaign—a program it conducts in partnership with more than 40 prestigious media partners across the United States. Workplace Dynamics also provides consulting services to improve employee engagement and organizational health. WorkplaceDynamics is a founding B Corporation member, a coalition of organizations that are leading a global movement to redefine success in business by offering a positive vision of a better way to do business.